FieldPoint Petroleum Corporation Provides Update

Production Hits New High

Tuesday March 9, 2010

AUSTIN, Texas (March 9, 2010,) / - FieldPoint Petroleum Corporation (AMEX: FPP) today announced that production is averaging more than 300 BOEPD (barrels of oil equivalent per day). This includes production for the fourth quarter of 2009 and up to this point in the first quarter of 2010.

In the fourth quarter of 2009, oil production was approximately 19,300 barrels and natural gas production was approximately 47,071 mcf. This represents increases of approximately 39% for oil production and 26% for gas production over the same quarter in 2008.

Ray Reaves, President and CEO of FieldPoint, stated, “In large part, the overall increases in production are due to the acquisition of the South Vacuum field, the Block Field and the re-completion of the Korczak well that came online in October of 2009.  By occurring late in the year, these production increases resulted in only a 10% increase on a BOE basis for the 2009 year as compared to 2008.  This did not offset the decline in oil and gas commodity prices that the industry experienced in 2009, resulting in lower revenues for FieldPoint compared to year end results for 2008.  Nonetheless, this significant increase in daily production, combined with the more favorable commodity prices of today, gives us reason to have a very optimistic outlook for 2010.”

Mr. Reaves continued, “As I’ve shared in the past, the price fluctuations that occurred in this industry during the last year keep us ever mindful of the importance of continuing to build our production base. Fortunately, FieldPoint is positioned such that we have been able to continue our commitment to develop new programs that can materially expand our production levels even during times such as this recent market downturn. To this end, we have continued to diligently search for acquisition and development opportunities.  A major objective for 2009 was to increase production to set the stage for any up turn in commodity prices in 2010.  It was this commitment that resulted in our being able to reach this new production high.”

This press release may contain projections and other forward-looking statements within the meaning of Federal Securities Laws. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production, is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com